Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	JOHN H. STARR
(203)-209-6351

Wuhan Blower Co., Ltd.
Wuhan, Hubei Province
People’s Republic of China

NEWS RELEASE

WUHAN BLOWER COMPANIES GO PUBLIC IN REVERSE MERGER AND COMPLETE $24 MILLION PRIVATE FINANCING

Wuhan, China, February 8, 2007 - United National Film Corporation (“UNFC”) (OTCBB:UNTF.OB) announced today the closing of a share exchange transaction which resulted in the parent company of Wuhan Blower Co., Ltd., a manufacturing company located in the People’s Republic of China, going public by succeeding to UNFC’s public company status. UNFC will change its name to Wuhan General Group (China), Inc. and intends to apply for listing on Nasdaq in the near future. UNFC’s shares are currently listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “UNTF.OB”. The companies will operate on a consolidated basis, executing upon the current business plan of Wuhan Blower and its subsidiary, Wuhan Generating Equipment Co., Ltd. Immediately following the consummation of the share exchange transaction, UNFC closed a private placement of its convertible preferred stock through which it received approximately $24 million in gross offering proceeds, before payment of commissions and fees.

In the share exchange transaction, UNFC issued 17,912,446 shares of UNFC common stock to a company controlled by Mr. Xu Jie, the President and Chief Executive Officer of Wuhan Blower. As a result of the share exchange, Wuhan Blower became a subsidiary of UNFC and Mr. Xu became the controlling shareholder of UNFC. Mr. Xu became Chairman, President and Chief Executive Officer of UNFC and the executive officers of Wuhan Blower will be elected as executive officers of UNFC. UNFC’s prior sole director and officer resigned upon closing of the transaction.

Wuhan Blower is a China-based manufacturer of industrial blowers that are components of steam driven electrical power generation plants. Through its Wuhan Generating Equipment subsidiary, Wuhan Blower also manufactures industrial steam and water turbines, also used principally in electrical power generation plants. The company operates from a large, new headquarters and manufacturing facility in a campus setting in the Eastlake New Technology Development Zone in Wuhan and operates sales offices in six cities in China.

For the nine months ended September 30, 2006 Wuhan Blower had consolidated net sales of approximately $11.6 million and consolidated net income of approximately $2.9 million.

Immediately following the share exchange, UNFC consummated the sale of 10,287,554 shares of newly issued Series A Convertible Preferred Stock to nine institutional investors for gross proceeds of approximately $24 million. Net proceeds will be used principally to fund the construction and equipment costs of the turbine manufacturing facility at the company’s Wuhan facility. The agreement includes “make good” provisions based on the achievement of certain earnings per share levels for the 12-month period ending December 31, 2007 and total net income levels for the 12-month period ending December 31, 2008. In addition, UNFC agreed to file a registration statement with the SEC covering the resale by the investors of the common stock issuable upon conversion of the preferred stock.

Mr. Xu Jie, the new Chief Executive Officer of UNFC stated, “We want to thank our financial advisor, the Spring House Capital division of 1st BridgeHouse Securities, LLC, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities.”

FORWARD - LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Wuhan Blower and its affiliated companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on UNFC’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting UNFC will be those anticipated by UNFC. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. UNFC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.